EXHIBIT 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696     Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES
FOURTH QUARTER AND YEAR-END 2015 FINANCIAL RESULTS

NEWS RELEASE

Contact: Robert Censullo

 (973) 386-9696

Tuesday, March 29, 2016

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the fourth quarter and twelve months ended December 31, 2015.

For the quarter ended December 31, 2015, the Company reported net sales of $7,929,000, compared to $9,341,000 for the same period in 2014, a decrease of 15%. Net sales in the Network Solutions segment were $4,827,000 for the quarter, compared to $6,185,000 for the same period in 2014. Net sales in the Test and Measurement segment were $3,102,000 for the quarter, compared to $3,156,000 for the same period in 2014.

Non-GAAP Adjusted EBITDA for the quarter ended December 31, 2015 was $287,000, compared to $673,000 for the same period in 2014. Non-GAAP Adjusted EBITDA results do not include the Company’s tax provision, depreciation and amortization, stock compensation expense, restructuring charges and other non-recurring costs. A reconciliation of net income to non-GAAP Adjusted EBITDA is included as an attachment to this press release.

As previously disclosed, over the course of the year ended December 31, 2015, the Company reduced salary and benefit costs in 2015 by over $500,000, net of severance charges of $137,000. The Company expects these reductions to represent annualized cost savings of approximately $1,000,000 in 2016, net of reinvestments in product innovation.

The Company also reported net income of $24,000, or $0.00 per diluted share, for the fourth quarter of 2015, compared to net income of $285,000, or $0.01 per diluted share, for the fourth quarter of 2014.

For the twelve months ended December 31, 2015, the Company reported net sales of $33,109,000 for the period, compared to $40,337,000 for the same period in 2014, a decrease of 18%. Net sales in the Network Solutions segment were $21,535,000 for the period, compared to $28,212,000 for the same period in 2014. Net sales in the Test and Measurement segment were $11,574,000 for the period, compared to $12,126,000 for the same period in 2014.

Non-GAAP Adjusted EBITDA for the twelve months ended December 31, 2015 was $1,632,000, compared to $5,494,000 for the same period in 2014.

The Company reported net income of $377,000 or $0.02 per diluted share for the twelve months ended 2015, compared to net income of $2,424,000, or $0.11 per diluted share, for the twelve months ended 2014.

Despite the decline in revenues and restructuring charges, the Company was able to generate cash from operations in excess of $1.0 million in 2015.

Paul Genova, CEO of Wireless Telecom Group, Inc., commented, “While revenue in our test and measurement segment for 2015 remained relatively steady, we experienced lower order flow during 2015 in our networks solutions segment as capital expenditure funding by the major wireless carriers softened for in-building wireless “IBW” deployments in North America and EMEA. Despite this challenging business climate, we were able to maintain profitability, reduce operating costs and increase our investment in research & development to improve our product portfolio. In 2015, we initiated our new active solutions group and are currently developing products to meet the technology requirements for future growth in IBW. We believe that overall market demand for products that increase bandwidth and reduce latency will drive the need in 2016 for improved signal coverage and expanded capacity. We expect the products from the Company’s active solutions group will be available in the second half of 2016. We are taking proactive measures to improve our competitive position and expand our market share in the IBW marketplace.”

Genova continued, “While we continue to invest in new product development, we have also worked diligently to maintain a strong financial position, improve liquidity and reduce operating expenses through the institution of a cost reduction plan allowing for business reinvestment initiatives. In addition, during 2015 we repurchased 977,447 shares, or approximately 5%, of our outstanding common stock.”

Genova further commented, “We are committed to long-term improvements in our product portfolio to meet the future demands of an evolving market. We believe that increased bandwidth and new means of signal transport will provide opportunities for us to offer new products and applied solutions that will help drive future growth and value.”

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measures is included in an attachment to this press release.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to; The Company’s ability to generate net annualized savings of approximately $1,000,000 as a result of its cost reduction plan, including reductions in headcount, salary and benefits; future growth in IBW; the Company’s ability to successfully develop the technology requirements necessary for any future growth in IBW; the level of demand for products that increase bandwidth and reduce latency; its ability to improve its competitive position and expand market share; its ability to develop new active technology products and to have the initial products to the market in 2016; its ability to grow its test and measurement product lines; its ability to meet the evolving needs of the market and generate additional revenues and earnings; its ability to maintain a strong financial position; its ability to improve liquidity; its ability to reduce operating expenses through the institution of a cost reduction plan allowing for business reinvestment initiatives; its ability to commit to long-term improvements in its product portfolio and to meet future demands of an evolving market; whether new products and applied solutions will drive future growth and improve value. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696    Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	(unaudited)
	2015	2014	2015	2014
Statement of Operations Data:
Net sales	$7,929	$9,341	$33,109	$40,337

Gross profit	3,775	4,083	14,828	19,044

Operating expenses
Research and development	1,058	838	3,957	3,380
Sales and marketing	1,248	1,429	5,160	5,487
General and administrative	1,371	1,334	4,964	5,498
Total operating expenses	3,677	3,600	14,081	14,365

Operating income	98	483	747	4,679

Other expense	21	25	24	90

Income before income taxes	77	458	723	4,589

Net income	$24	$285	$377	$2,424

Net income per common share:
Basic	$0.00	$0.01	$0.02	$0.12
Diluted	$0.00	$0.01	$0.02	$0.11

Weighted average shares outstanding:
Basic	19,440	19,454	19,336	20,447
Diluted	19,895	20,526	20,378	21,801

	Three months ended		Twelve months ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA:
GAAP net income	$24	$285	$377	$2,424
Tax expense	53	173	346	2,165
Depreciation	120	93	459	370
Non-GAAP EBITDA	197	551	1,182	4,959

Stock compensation expense	90	122	313	357
Restructuring charges and other non-recurring costs (1)	—	—	137	178
Non-GAAP Adjusted EBITDA	$287	$673	$1,632	$5,494

(1)	Includes severance charges and professional fees related to the restructuring and strategic business review.

	December 31,	December 31,
	2015	2014

Balance Sheet Data:
Cash & cash equivalents	$9,726	$10,724
Accounts receivable	5,451	5,106
Inventories	8,069	8,541
Prepaid expenses & other current assets	587	835
Total Current Assets	23,833	25,206

Property, plant & equipment – net	1,743	1,689

Goodwill	1,351	1,351
Deferred income taxes	7,014	7,290
Other assets	765	753
Total other assets	9,130	9,394

Total assets	$34,706	$36,289

Accounts payable	$1,046	$1,185
Accrued expenses & other current liabilities	648	1,307
Equipment leases payable - current	74	135
Total current liabilities	1,768	2,627

Deferred rent	34	—
Equipment lease payable – non current	—	32
Total long-term liabilities	34	32

Common stock	296	295
Additional paid-in-capital	39,865	39,530
Retained earnings	13,501	13,124
Treasury stock	(20,758)	(19,319)
Total shareholders’ equity	32,904	33,630

Total liabilities & shareholders’ equity	$34,706	$36,289